Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Realty Income Corporation:

We consent to the incorporation by reference in the registration statement No. 333-228157 on Form S-3 of Realty Income Corporation and to the incorporation by reference in Registration Statement No. 333-181227 on Form S-8 of Realty Income Corporation of our reports dated February 21, 2019, with respect to the consolidated balance sheets of Realty Income Corporation and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of income, equity, and cash flows for each of the years in the three-year period ended December 31, 2018, the related notes, and financial statement schedule III (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of Realty Income Corporation.

(signed) KPMG LLP
San Diego, California
February 21, 2019